Exhibit 99.2

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

Board of Directors

PayPal, Inc.
303 Bryant Street
Mountain View, California 95125

Members of the Board:

We hereby consent to the inclusion in the Amendment No. 1 to the Registration Statement of eBay Inc. on Form S-4 to be filed with the Securities and Exchange Commission on or about August 27, 2002 of our opinion letter appearing as Annex D to the Prospectus/Proxy Statement which is part of the Registration Statement, and to the references to our firm name in the sections entitled “SUMMARY — Opinion of Financial Advisors,” “THE MERGER — Background of the Merger, ” “THE MERGER — PayPal’s reasons for the Merger, Recommendation of the PayPal Board,” “THE MERGER — Opinion of PayPal’s Financial Advisors”, and “THE MERGER AGREEMENT — PayPal’s Representations and Warranties”. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Sundar Srinivasan Sundar Srinivasan Vice President

New York, NY

August 27, 2002